UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 24, 2012

Charlotte Capital Corp.
(Exact Name of Registrants as Specified in Their Charters)

Nevada
(State or Other Jurisdiction of Incorporation)

333-175344	27-5028174
(Commission File Number)	(IRS Employer Identification No.)

81 Dow Jones St. Ste 8, Henderson, Nevada	89074
(Address of Principal Executive Offices)	(Zip Code)

702-466-3333
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see  General Instruction A.2. below):

      .      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01

Other Events

The Company’s Form S-1 Registration Statement (Amendment #8 filed January 23, 2012) was declared effective by the Securities and Exchange Commission (“SEC”) on January 25, 2012 at 3:00PM EST (the “Registered Offering”). Pursuant to this Registered Offering, the Company was approved to sell a minimum of 250,000 shares of Common Stock and a maximum of 1,000,000 shares of Common Stock at $0.10 per share. Nicole Anderson, the sole officer and director of the Company, registered 8,000,000 shares of Common Stock for resale for $0.10 per share (the “Selling Shareholder”) in the Registered Offering. On February 13, 2012, the Company filed a prospectus with the SEC pursuant to Rule 424(b)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

On February 24, 2012, the Company officially closed the Registered Offering.  Pursuant to this Registered Offering, the Company sold the maximum of 1,000,000 shares of Common Stock at $0.10 per share, or $100,000 USD in the aggregate.  Additionally, Nicole Anderson sold 1,355,000 shares of Common Stock at $0l.10 per share, or $135,500 USD in the aggregate. The 2,335,500 shares of Common Stock sold in the Registered Offering were purchased by twenty-two shareholders of record.

On February 28, 2012, the Company started material negotiations with Equities.com, Inc., a Nevada corporation (hereinafter referred to as “Equities”). Equities was incorporated on March 8, 2011. Equities is building first global news, data, research, education and social networking platform that will provide a complete paradigm shift for the interaction between its visitors/members and the exchanges, public companies and market sectors it serves. ECI is the premiere social network and comprehensive resource center for the “self-directed investors” from around the world covering a broad spectrum of investment types and market sectors, including but not limited to Stocks, ADRs, ETFs, Mutual Funds, Options, Futures and Commodities from approximately 300 Exchanges around the world. Currently, Equities is a fully operational company with revenues from ongoing operations, and as such, is not defined as a “Shell Company” under Rule 405 of the Securities Act.

Attached to this current report is a press release dated March 1, 2012 announcing the preliminary negotiations with Equities.com, Inc., a Nevada corporation.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Item 9.01

Exhibits

Exhibit No.

Description

99.1

Press Release

Date: March 1, 2012	Charlotte Capital Corp.

	By:	/s/ Nicole Anderson
Name: Nicole Anderson
Title: President